Exhibit 5.1

CONYERS DILL & PEARMAN SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

15 October 2019	Matter No: 712166 Doc Ref: Legal – 15980810.5
PagSeguro Digital Ltd. Av. Brigadeiro Faria Lima, 1384 4º andar, parte A São Paulo, SP, 01451-001 Brazil	+1 345 814 7759 richard.fear@conyers.com

Dear Sirs

Re: PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with an automatic shelf registration statement on Form F-3, including the related base prospectus (the “Base Prospectus”) and all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”) allowing for offerings from time to time of Class A common shares of the Company, par value US$0.000025 each, (the “Shares”), by the Company and/or certain selling shareholders (each a “Selling Shareholder”).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement. We have also reviewed (i) the amended and restated memorandum and articles of association of the Company adopted by shareholder resolution dated 4 January 2018 (the “Amended M&A”); (ii) minutes of meetings of the directors of the Company (the “Board”) dated 11 October 2019 and minutes dated 11 October 2019 of a meeting of the members of the offering committee appointed by the Board with authority to approve the Registration Statement, offering of the Shares and incidental matters related thereto (together, the “Resolutions”); (iii) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 11 October 2019 (the “Certificate Date”); and (iv) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, other than those dealing with matters of Cayman Islands law; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, in compliance with the Company’s memorandum and articles of association in effect at the time and remain in full force and effect and have not been rescinded or amended; and (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering from time to time of the Shares as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.

In the event of a primary offering, upon the due authorisation and issuance of the Shares and payment of the consideration therefor, such Shares will be legally issued, fully paid and non-assessable (meaning that no further sums are payable by the holders thereof to the Company on such Shares).

3.

In the event of a secondary offering, when transferred by a Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement, any corresponding prospectus supplement and any underwriting agreement, the Shares (which may include shares that are as at the date hereof Class B common shares and, prior to the closing date of such offering, are to be converted into Class A common shares by the Selling Shareholder in accordance with the Amended M&A) will remain legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Enforceability of Civil Liabilities” and elsewhere in the Base Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman